Exhibit 99.1

American Land Lease Announces Third Quarter 2005 Financial Results

CLEARWATER, Fla., November 8, 2005 /PRNewswire/ — American Land Lease, Inc. (NYSE: ANL — news) today released results for third quarter 2005.

Summary Financial Results

Third Quarter

•	Diluted Earnings Per Common Share (“Diluted EPS”) were $0.32 for the three-month period ended September 30, 2005, as compared to $0.23 from the same period one year ago, an increase of 39.1% on a per common share basis.

•	Funds from Operations attributable to common stockholders (“FFO”; a non-GAAP financial measure) were $3.7 million, or $0.43 per diluted common share, for the quarter compared to $2.6 million, or $0.32 per diluted common share from the same period one year ago, an increase of 34.4% on a per share basis.

•	Unit volume in home sales was 115 new home closings, including 92 new homes sold on expansion home sites. This compares with 110 new home closings in second quarter 2005 and 77 in third quarter 2004.

•	Contracts written for sale of new homes were 145 in the quarter as compared to 81 in third quarter 2004.

•	“Same Store” results provided a revenue increase of 11.2%, an expense increase of 13.5% and an increase of 10.0% in Net Operating Income (“NOI”).

•	“Same Site” results provided a revenue increase of 5.8%, an expense increase of 5.7% and an increase of 5.8% in NOI.

Supplemental Information

The full text of this press release is available upon request or through the Company’s web site at www.americanlandlease.com.

Operational Results

Third Quarter Property Operations

Third quarter revenue from property operations was $8,007,000 as compared to $7,260,000 in the same period one year ago, a 10.3% increase. Third quarter property operating expenses totaled $3,144,000 as compared to $2,746,000 in the same period one year ago, an 14.5% increase. The Company realized significant increases in rental income driven by annual rental rate increases, the absorption of new home sites through its home sales efforts and the increase in billings to tenants for property tax increases. Property operating expenses increased in the third quarter 2005 as compared to the same period in the prior year driven primarily by increases in property taxes, utility costs, labor and benefit costs and increases in repairs and maintenance costs. The property operating margins before depreciation expense decreased from 62.2% in the prior year’s third quarter to 60.7% in the current year.

Third Quarter “Same Store” Results

Third quarter “same store” results reflect the results of operations for properties and golf courses owned for both the third quarter of 2005 and the prior year period. The same store properties account for 97% of the property operating revenues for the third quarter of 2005. We believe that same store information provides the ability to understand the changes in profitability for properties owned during both reporting periods that could not be obtained from a review of the consolidated income statement in periods where properties are acquired or sold. A reconciliation of “same store” operating results reported below to total property revenues and property expenses, as determined under GAAP, can be found on page 13 of this press release.

The same store % change results are as follows:

3Q05
Revenue	11.2%
Expense	13.5%
Net Operating Income	10.0%

We derive our increase in property revenue (i) from increases in rental rates and other charges at our properties and (ii) through the origination of leases on expansion home sites (“absorption”). “Same site” results reflect the results of operations excluding those sites leased subsequent to the beginning of the prior year period. We believe that “same site” information provides the ability to understand the changes in profitability without the growth related to the newly leased sites. Our presentation of same site results is a non-GAAP measure and should not be considered in isolation from and is not intended to represent an alternative measure to operating income or cash flow or any other measure of performance as determined in accordance with GAAP.

We calculate absorption revenues as the rental revenue recognized on sites leased subsequent to the beginning of the prior year period. We estimate that 50% of the increase in expenses over the prior year period is attributable to newly leased sites in our calculation of same site results. We believe that the allocation of expenses between same site and absorption is an appropriate allocation between fixed and variable costs of operating our properties.

Our same site, absorption, golf operations and total same store results for the third quarter are as follows:

	Same Site Rental	Absorption	Same Site Golf	Same Store
Revenue	5.8%	5.2%	0.2%	11.2%
Expense	5.7%	5.7%	2.1%	13.5%
NOI	5.8%	4.9%	(0.7)%	10.0%

A reconciliation of same site and same store operating results used in the above calculations to total property revenues and property expenses, as determined under GAAP, for the three months ended September 30, 2005 and 2004 can be found on page 13 of this press release.

Third Quarter Home Sales Operations

Third quarter 2005 new home sales volume was 115 closings, a 49.4% increase from the 77 closings in the same period in the prior year. A portion of the increase is attributable to lower sales volume in 2004 as a result of hurricanes during the period. Average selling price per home was $117,000 as compared to $108,000 in the same period in the prior year, an 8.3% increase. Brokerage profits were down 5.2% as compared with the same period in the prior year. Selling gross margins, excluding brokerage activities, decreased to 30.1% in the quarter as compared to 31.2% in the same period in the prior year. This decrease was attributable to product mix and increased cost of our product as building materials and labor costs continue to increase. Selling costs as a percentage of sales revenue decreased from 26.3% in the prior year’s period to 18.6% in the third quarter of 2005, reflecting the benefit of higher sales volumes. Total selling costs increased as a result of additional marketing costs for newly constructed subdivisions within existing communities, increased commissions associated with increased volume of home sales, and increased staff levels. The backlog of contracts for closing stood at 157 home sales, a decrease of 18 contracts from the same period in the prior year. The company’s Arizona sales operation generated 17 new home closings in the quarter, up from 5 in third quarter 2004, and 55 year to date as compared to 23 year to date in 2004.

The Company generates revenue growth through new lease originations in its existing portfolio. The home sales business has historically provided the Company with additional leased home sites that currently have a greater return on investment than is available through the purchase of occupied communities.

Summary of home sales activity:

	Quarter ended September 30, 2005	Quarter ended September 30, 2004
New home closings	115	77
New home contracts	145	81
Home resales	4	3
Brokered home sales	45	48
New home contract backlog	157	175

Development Activity

Construction of the first phase at the Company’s newly acquired Sebastian Beach and Tennis Club (“SBTC”) (f/k/a Crystal Bay) continued on schedule. This community is currently projected to have more than 500 home sites, with high value homes and a high level amenity package. The Company estimates that land development of the first subdivision will be completed in 2006, and new homes sales closings will begin early in 2007. The Company acquired the land for this community in February 2005 in order to meet customer demand for homes in the US 1 Highway corridor in the Melbourne/Sebastian area which enjoys close proximity to the Atlantic Ocean and one of the state’s highest growth rates for home sales.

Significant other development activities continued throughout the quarter:

•	Expansion of the community clubhouse at the Company’s Blue Heron Pines continued and home construction in the new subdivision completed last quarter will contribute to closings in the fourth quarter.

•	The redevelopment of the first home sites in the Company’s Gulfstream Harbor III subdivision, f/k/a. Caribbean Cove was completed and home construction began during the quarter. Renovation of the community’s club house and amenity package neared completion.

•	Planning and permitting for subdivisions at two additional communities continued during the quarter.

Financing Activities

During October 2005, the Company entered into loan commitments with a lender totaling approximately $21.9 million for non-recourse first mortgage financing with a ten year term bearing interest at 5.48%. These loans are expected to close during fourth quarter 2005 and the proceeds will be used to refund certain outstanding loans maturing in 2007 and to continue development of our residential land lease communities.

On July 29, 2005, the Company issued a $2.2 million fourteen-year term, non- recourse mortgage note payable with a fixed rate of 5.78%. The proceeds will be used to repay existing debt and to continue development of our residential land lease communities.

On July 1, 2005, the Company modified its inventory floor plan facility to reduce the variable rate by 1% over the prior terms of the facility, extended the facility to a committed three year term and limit the recourse of the facility to the Company to $2.5 million.

Management Comments

The Company will not escape the impact of Hurricane Wilma and the challenges presented by hurricane season in general.

•	Three of the Company’s properties were impacted by Hurricane Wilma, but all residents and personnel are safe, no homes were lost, and the impact on the communities appears to be limited to the loss of home amenities such as carports and screened porches. No homes were destroyed as a result of foundation or wall system failures. Based upon our preliminary assessment, costs to clean up the impacted communities that may not be reimbursed under insurance coverage are expected to be in the range of $0.005 per share and will be reflected in the fourth quarter results.

•	We have learned that some companies selling homeowner’s insurance have limited the number of new customers in Florida that they are willing to add during the Florida “hurricane season”. The Company is working on developing a sustainable insurance program for Florida homeowners. If some potential home buyers are unable to purchase homeowner’s insurance during this period, closings may be delayed resulting in lower fourth quarter revenues from our home sales business in Florida. The inability to close the homes currently scheduled for closing would disproportionately affect fourth quarter results, including FFO, Adjusted Funds From Operations (“AFFO”; a non-GAAP financial measure) and net income. Management believes that homes not closed in fourth quarter will be closed in 2006, but there can be no assurance that this problem will not persist.

•	To date, we have not been able to secure reliable installation dates for electrical service for certain new homes scheduled for closing during the fourth quarter. Our Savanna Club community located on the east coast of Florida appears most affected by the lack of supply from the public utility whose resources are currently dedicated to restoring power to those in areas hit harder by Hurricane Wilma. In the event that the public utility is unable to provide electrical service to new homes this quarter, select homes may not close in the fourth quarter resulting in a disproportionate impact on results, including FFO, AFFO and net income. We believe that if homes do not close during the fourth quarter as a result of unavailability of new electrical service, these homes will close during first quarter of 2006.

•	Management has identified the communities where homes are subject to the risk of delayed closing as a result of the insurance and electrical service issue stated above. The potential impact on fourth quarter earnings would be in the range of $0.00 to $0.06 per share.

Bob Blatz, President of American Land Lease, commented, “We are pleased to report a return to year over year FFO growth. We view as our baseline for this growth as the third quarter 2003 – as it was not impacted by hurricanes. The company saw growth in net operating income from property operations and in home sales revenues, but rent concessions used to draw new home buyers immediately following last fall’s hurricanes and increased financing costs from higher inventory levels diluted the impact of these positive results. As a result, while our core business remains sound, work on home sales and home product cycle time are areas of focus for management. We are evaluating our sales training and our home construction process to upgrade our staff and systems to a higher level of productivity and profitability.”

Mr. Blatz added, “Management is focused on expense control throughout the balance of the year and into 2006. We have work to do to achieve our benchmark of limiting expense growth, net of reimbursable expenses, to the increase in the Consumer Price Index (“CPI”). Within our home sales business, we are pleased that the average home selling price was above $117,000 for the quarter. Our new contract generation increased to 145 for the quarter benefiting from the opening of the next (and last) phase at Savanna Club during the quarter as well as increasing activity in Arizona. As we look to the fourth quarter, we are focused on the availability to our Florida customers of reasonably priced homeowner’s insurance. The cost of homeowner’s insurance to our customers, and, in some instances, the availability of homeowner’s insurance at any price, are risks to our earnings projections for the fourth quarter.”

Dividend Declaration

On October 26, 2005, the Board of Directors declared a regular third quarter common stock dividend of $0.25 per share payable on November 28, 2005, to stockholders of record on November 10, 2005.

On October 26, 2005, the Board of Directors declared a cash dividend of $0.4844 per share of Class A Preferred Stock for the quarter ended September 30, 2005, payable on November 30, 2005 to shareholders of record on November 10, 2005.

The Board of Directors reviews dividend policy quarterly. The Company’s dividends are set quarterly and are subject to change or elimination at any time. The Company’s primary financial objective is to maximize long term, risk adjusted returns on investment for common shareholders. While dividend policy is considered within the context of this objective, maintenance of past dividend levels is not a primary investment objective of the Company and is subject to numerous factors including the Company’s profitability, capital expenditure plans, obligations related to principal payments and capitalized interest, and the availability of debt and equity capital at terms deemed attractive by the Company to finance these expenditures. The Company’s net operating loss may be used to offset all or a portion of its real estate investment trust (“REIT”) taxable income, which may allow the Company to reduce or eliminate its dividends and still maintain its REIT status.

Outlook for 2005

The table below summarizes the Company’s projected financial outlook for 2005 as of the date of this release and is based on the estimates and assumptions disclosed in this and previous press releases:

Full Year 2005 Projected
FFO	$1.45 to $1.75
AFFO	$1.32 to $1.61
Diluted EPS	$1.06 to $1.35
Same Store Sales
Revenue Growth	5.0% to 9.0%
Expense Growth	5.5% to 8.0%
NOI Growth	6.0% to 9.5%
Home Sales Operating Income	$2,800,000 to $4,600,000
General and Administrative Expenses	$3,000,000 to $3,300,000
Other Income	$30,000 to $50,000
Preferred Stock Dividends	$1,775,000
Capital Replacements (per site)	$145 to $165
Depreciation	$3,200,000 to $3,700,000

A portion of the Company’s earnings is from the sale of new homes on expansion home sites in its developing communities. The earnings from new home sales are subject to greater volatility than are the earnings from rental property activities. The Company’s earnings estimates would be impacted positively by increases in the unit volume of new home sales or increases in the gross margins from new home sales. Conversely, decreases in the unit volume of new home sales or decreases in the gross margins from new home sales would negatively impact the Company’s earnings estimates. Home sales volume is dependent upon a number of factors, including consumer confidence, consumer access to sources of financing for home purchases, the sale of customers’ current homes and the supply of homeowner’s insurance.

The Company’s projected results for 2005 include a reduction in corporate governance costs based upon current estimates of the cost of compliance with Sarbanes Oxley and other recent increases in regulation. The Company’s earnings estimates would be adversely impacted by further regulations and laws applicable to public companies and financial reporting. Non-employee director compensation is paid in stock and all stock based compensation is expensed within the 2005 projections including the estimated expense for performance based stock.

The financial and operating projections provided in this release are the result of management’s consideration of past operating performance, current and anticipated market conditions and other factors that management considers relevant from its past experience. However, no assurance can be provided as to the achievement of these projections and actual results may vary, perhaps materially.

American Land Lease, Inc. is a REIT that holds interests in 29 manufactured home communities with 7,179 operational home sites, 1,086 developed expansion sites, 1,262 undeveloped expansion sites and 129 recreational vehicle sites as of September 30, 2005.

Some of the statements in this press release, as well as oral statements made by the Company’s officials to analysts and stockholders in the course of presentations about the Company and conference calls following quarterly earnings releases, constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include projections of the Company’s cash flow, dividends and anticipated returns on real estate investments. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but not limited to: general economic and business conditions; supply of homeowners’ insurance; interest rate changes, financing and refinancing risks; risks inherent in owning real estate; future development rate of home sites; competition; the availability of real estate assets at prices which meet the Company’s investment criteria; the Company’s ability to reduce expense levels, implement rent increases, use leverage and other risks set forth in the Company’s Securities and Exchange Commission filings. We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

Management will hold a teleconference call, Tuesday, November 8, 2005 at 4:00 p.m. EST for third quarter 2005 results. You can participate in the conference call by dialing, toll-free, (800) 374-5458 approximately five minutes before the conference call is scheduled to begin and indicating that you wish to join the American Land Lease third quarter 2005 results conference call. If you are unable to participate at the scheduled time, this information will be available for recorded playback from 6:00 p.m. EST, November 8, 2005 until midnight on November 15, 2005. To access the replay, dial toll free, (800) 642-1687 and request information from conference ID 2281699.

Contact:	Robert G. Blatz, President (727) 726-8868
Shannon E. Smith, Chief Financial Officer (727) 726-8868

SOURCE:	American Land Lease, Inc.

GLOSSARY

GLOSSARY OF NON-GAAP FINANCIAL AND OPERATING MEASUREMENTS Financial and operational measurements found in the Earnings Release and Supplemental Information include certain non-GAAP financial measurements standard used by American Land Lease management. Measurements include Funds from Operations (“FFO”), which is an industry-accepted measurement as based on the definition of the National Association of Real Estate Investment Trusts (NAREIT). These terms are defined below and, where appropriate, reconciled to the most comparable Generally Accepted Accounting Principles (GAAP) measurements on the accompanying supplement schedules.

FUNDS FROM OPERATIONS (“FFO”): is a commonly used term defined by NAREIT as net income (loss), computed in accordance with GAAP, excluding gains and losses from extraordinary items, dispositions of depreciable real estate property, disposals of discontinued operations, net of related income taxes, plus real estate related depreciation and amortization (excluding amortization of financing costs), including depreciation for unconsolidated real estate partnerships, joint ventures and discontinued operations. American Land Lease calculates FFO based on the NAREIT definition, as further adjusted for the minority interest in the American Land Lease’s operating partnership (Asset Investors Operating Partnership). This supplemental measure captures real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets such as machinery, computers or other personal property. There can be no assurance that American Land Lease’s method for computing FFO is comparable with that of other real estate investments trusts.

ADJUSTED FUNDS FROM OPERATIONS (“AFFO”): is FFO less both Capital Replacement expenditures and Capital Enhancement expenditures. Similar to FFO, AFFO captures real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciating assets such as machinery, computers or other personal property, and AFFO also reflects that Capital Replacements are necessary to maintain the associated real estate assets.

SAME STORE RESULTS: represent an operating measure that is used commonly to describe properties that have been in the portfolio for a period of time and therefore serve as a good basis upon which to review comparative performance data. American Land Lease’s definition of Same Store communities are communities that are owned during both the current and comparable prior year period.

SAME SITE RESULTS: represent an operating measure that is used to describe homesites that have been in the portfolio for a period of time and therefore serve as a good basis upon which to review comparative performance data. American Land Lease’s definition of Same Site is individual homesites that were operational during both the current and comparable prior year period. Absorbed incremental homesites are not included in this calculation.

OPERATIONAL HOME SITE: represents those sites within our portfolio that are/or have been leased to a tenant. Operational Home Sites and their relative occupancy provide a measure of stabilized portfolio status.

DEVELOPED HOME SITE: represents those sites within our portfolio that have not been occupied, but for which a majority of the infrastructure has been completed.

UNDEVELOPED HOME SITE: represent those sites within our portfolio that have not been fully developed and require construction of substantial lateral improvements such as roads.

CAPITAL REPLACEMENT: represents capitalized spending which maintains a property. American Land Lease generally capitalizes spending for items that cost more than $250 and have a useful life of more than one year. A common example is street repaving. This spending is better considered a recurring cost of preserving an asset rather than as an additional investment. It is a cash proxy for depreciation.

CAPITAL ENHANCEMENT: represents capitalized spending which adds a material feature increases overall community value or revenue source. An example is the addition of a marina facility to an existing community.

USED HOME SALE: represents the sale of a home previously owned by a third party and where American Land Lease has acquired title through an eviction proceeding or through purchase from a third party.

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	As of
	September 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004	September 30, 2004
	(unaudited)	(unaudited)	(unaudited)		(unaudited)
ASSETS
Real Estate	$236,588	$232,035	$227,073	$222,311	$217,310
Less accumulated depreciation	(25,172)	(24,358)	(23,574)	(22,803)	(22,116)
Real estate under development	74,818	70,841	67,966	49,360	47,662

Total Real Estate	286,234	278,518	271,465	248,868	242,856
Cash and cash equivalents	828	1,313	870	820	987
Inventory	19,431	19,478	19,721	16,788	14,987
Other Assets	10,074	9,494	8,856	9,480	10,425

Total Assets	$316,567	$308,803	$300,912	$275,956	$269,255

LIABILITIES AND EQUITY
Liabilities
Secured long-term notes payable	$127,045	$125,712	$126,529	$127,338	$128,130
Secured short-term financing	33,777	30,123	25,836	24,644	18,622
Accounts payable and accrued liabilities	11,850	10,237	8,904	9,795	9,523
Liabilities related to assets held for sale	—	—	—	—	8

Total Liabilities	172,672	166,072	161,269	161,777	156,283

Minority Interest in Operating Partnership	15,511	15,312	15,168	14,746	14,552

STOCKHOLDERS’ EQUITY
Preferred Stock, par value $.01 per share; 1,000 shares authorized, 1,000 and 0 shares issued and outstanding, respectively	25,000	25,000	25,000	—	—
Common Stock, par value $.01 per share; 12,000 shares authorized	93	93	92	91	91
Additional paid-in capital	288,188	288,064	286,014	286,649	286,611
Notes receivable from officers re common stock purchases	—	—	(437)	(748)	(766)
Deferred compensation re restricted stock	(1,959)	(2,258)	(2,573)	(2,250)	(2,472)
Dividends in excess of accumulated earnings	(156,326)	(156,868)	(157,009)	(157,697)	(158,432)
Treasury stock at cost	(26,612)	(26,612)	(26,612)	(26,612)	(26,612)

Total Stockholders Equity	128,384	127,419	124,475	99,433	98,420

Total Liabilities and Stockholders’ Equity	$316,567	$308,803	$300,912	$275,956	$269,255

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	September 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004
RENTAL PROPERTY OPERATIONS
Rental and other property revenues	$7,876	$7,626	$7,637	$7,188
Golf course operating revenues	131	194	399	225

Total property operating revenues	8,007	7,820	8,036	7,413

Property operating expenses	(2,794)	(2,651)	(2,592)	(2,790)
Recoveries of casualty expenses related to hurricanes	(21)	36	140	—
Golf course operating expenses	(329)	(339)	(327)	(329)

Total property operating expenses	(3,144)	(2,954)	(2,779)	(3,119)

Depreciation	(886)	(858)	(841)	(766)

Income from rental property operations	3,977	4,008	4,416	3,528

SALES OPERATIONS
Home sales revenue	13,676	12,171	8,821	12,871
Cost of home sales	(9,562)	(8,487)	(6,014)	(8,665)

Gross profit on home sales	4,114	3,684	2,807	4,206

Commissions earned on brokered sales	112	240	163	124
Commissions paid on brokered sales	(64)	(138)	(87)	(69)

Gross profit on brokered sales	48	102	76	55

Selling and marketing expenses	(2,550)	(2,596)	(2,285)	(2,616)

Income (loss) from sales operations	1,612	1,190	598	1,645

General and administrative expenses	(946)	(864)	(429)	(1,221)
Interest and other income	2	8	12	16
Casualty gain	—	—	237	—
Gain (loss) on sale of real estate	—	—	—	438
Interest expense	(1,330)	(1,436)	(1,533)	(1,555)

Income before minority interest in Operating Partnership	3,315	2,906	3,301	2,851
Minority interest in Operating Partnership	(395)	(340)	(398)	(342)

Income from continuing operations	2,920	2,566	2,903	2,509
Cumulative preferred stock dividends	(484)	484	194	—

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$2,436	$2,082	$2,709	$2,509

Earnings per common share – basic:
Income from continuing operations (net of cumulative unpaid preferred dividends)	$0.33	$0.29	$0.38	$0.35

Net income attributable to common stockholders	$0.33	$0.29	$0.38	$0.35

Earnings per common share – diluted:
Income from continuing operations	$0.32	$0.27	$0.36	$0.34

Net income attributable to common stockholders	$0.32	$0.27	$0.36	$0.34

Weighted average common shares outstanding	7,331	7,256	7,122	7,089
Weighted average common shares and common share equivalents outstanding	7,706	7,598	7,548	7,402

Common dividends paid per share	$0.25	$0.25	$0.25	$0.25

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

DEBT ANALYSIS

(in thousands)

(unaudited)

	As of
	September 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004	September 30, 2004
DEBT OUTSTANDING
Mortgage Loans Payable – Fixed	$101,417	$100,084	$100,901	$101,710	$102,502
Mortgage Loans Payable – Floating	25,628	25,628	25,628	25,628	25,628
Floor Plan Facility	19,147	18,929	20,461	17,679	12,907
Line of Credit	14,630	11,194	5,375	6,965	5,715

Total Debts	$160,822	$155,835	$152,365	$151,982	$146,752

% FIXED FLOATING
Fixed	63.1%	64.2%	66.2%	66.9%	69.8%
Floating	36.9%	35.8%	33.8%	33.1%	30.2%

Total	100.00%	100.00%	100.0%	100.0%	100.0%
AVERAGE INTEREST RATES
Mortgage Loans Payable – Fixed	7.0%	7.0%	7.0%	7.0%	7.0%
Mortgage Loans Payable – Floating	6.5%	5.9%	4.9%	4.7%	4.7%
Floor Plan Facility	7.1%	7.7%	7.3%	6.8%	5.9%
Line of Credit	5.8%	4.5%	4.6%	4.6%	3.5%

Total Weighted Average	6.8%	6.7%	6.6%	6.5%	6.4%

DEBT RATIOS
Debt/Total Market Cap(1)	41.2%	43.1%	40.9%	44.6%	47.4%

Debt/Gross Assets	50.8%	50.5%	50.7%	55.1%	54.5%

	December 31 2005	December 31 2006	December 31, 2007	December 31, 2008	December 31, 2009
MATURITIES
Mortgage Loan Maturities – Scheduled	850	3,552	3,810	4,041	4,289
Mortgage Loans Maturities – Balloon	—	—	13,278	—	2,069
Floor Plan Facility(2)	—	—	—	—	—

Total	$850	$3,552	$17,088	$4,041	$6,358

(1)	Computed based upon closing price as reported on NYSE as of the period ended.
(2)	Committed facility with a maturity date of July 1, 2008 whose individual advances mature at different dates between 360 and 540 days from advance date.

FFO/AFFO and Payout Ratios

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO FFO AND AFFO

(Amounts in thousands, except per share/OP unit amounts)

(Unaudited)

	Three Months Ended September 30,
	2005	2004
Net Income	$2,436	$1,704
Adjustments
Cumulative unpaid preferred stock dividends	484	—
Minority interest in operating partnership	395	225
Gain on sale of property	—	(43)
Real estate depreciation	886	746
Discontinued Operations
Real estate depreciation	—	1
Minority interest in operating partnership attributed to discontinued operations	—	4

Funds From Operations (FFO)	4,201	2,637
Cumulative unpaid preferred stock dividends	(484)	—

Funds From Operations attributable to common Stockholders	3,717	2,637
Capital Replacements	(359)	(275)

Adjusted Funds from Operations (AFFO)	$3,358	$2,362

Weighted Average Common Shares/OP Units Outstanding	$8,688	$8,256

Per Common Share and OP Unit:
FFO:	$0.43	$0.32
AFFO:	$0.39	$0.29

Payout Ratio Per Common Share and OP Unit:
Gross Distribution Payout
FFO:	58.1%	78.1%
AFFO:	64.1%	86.2%

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

RECONCILIATION OF SAME SITE AND SAME STORE OPERATING RESULTS

FOR THE QUARTER ENDED SEPTEMBER 30, 2005

(in thousands)

(unaudited)

		Three Months Ended September 30, 2005	Three Months Ended September 30, 2004	Change	% Change	Contribution to Same Store % Change(1)
Same site rental revenues		$7,091	$6,688	$403	6.0%	5.8%
Absorption rental revenues		543	182	361	198.4%	5.2%
Same site golf revenues		131	114	17	14.9%	0.2%

Same store revenues	A	7,765	6,984	781	11.2%	11.2%

Re-development property revenues		237	272	(35)	-12.9%
Other Income		5	4	1	25.0%

Total property revenues	C	$8,007	$7,260	$747	10.3%

Same site rental expenses		$2,135	$2,004	$131	6.5%	5.7%
Absorption rental expenses		131	—	131	100.0%	5.7%
Same site golf expenses		329	283	46	16.3%	2.1%

Same store expenses	B	2,595	2,287	308	13.5%	13.5%

Re-development property expenses		87	87	—	—
Expenses related to offsite management[2]		462	372	90	24.2%

Total property operating expenses	D	$3,144	$2,746	$398	14.5%

Same Store net operating income	A-B	$5,170	$4,697	$473	10.0%

Total net operating income	C-D	$4,863	$4,514	$349	7.7%

(1)	Contribution to Same Store % change is computed as the change in the individual component of same store revenue or expense divided by the total applicable same store base (revenue or expense) for the 2004 period. For example, same site rental revenues of $403 as compared to the total same store revenues in 2004 of $6,984 is a 5.8% increase ($403/$6,984=5.8%).

AMERICAN LAND LEASE, INC. AND SUBSIDIARIES

NUMBER OF HOMESITES AND AVERAGE RENT BY COMMUNITY

AS OF SEPTEMBER 30, 2005

Community	Location	Operational Home Sites (1)	Occupancy	Average Monthly Rent	RV Sites	Undeveloped Home Sites	Developed Home Sites
Owned Communities
Blue Heron Pines	Punda Gorda, FL	315	99%	$328	—	16	60
Brentwood Estates	Hudson, FL	125	98%	257	—	—	66
Sebastian Beach & Tennis Club	Micco, FL	—	0%	—	—	533	—
Serendipity	Ft. Myers, FL	338	95%	331	—	—	—
Stonebrook	Homosassa, FL	175	100%	295	—	—	36
Sunlake Estates	Grand Island, FL	335	100%	340	—	—	60
Sun Valley	Tarpon Springs, FL	261	98%	369	—	—	—
Caribbean Cove	Orlando, FL	272	61%	390	—	—	13
Forest View	Homosassa, FL	260	100%	297	—	—	44
Gulfstream Harbor	Orlando, FL	382	97%	393	—	50	—
Gulfstream Harbor II	Orlando, FL	306	99%	388	—	37	1
Lakeshore Villas	Tampa, FL	281	100%	402	—	—	—
Park Royale	Pinellas Park, FL	289	95%	414	—	—	20
Pleasant Living	Riverview, FL	245	96%	347	—	—	—
Riverside GCC	Ruskin, FL	392	100%	499	—	420	125
Royal Palm Village	Haines City, FL	267	96%	334	—	—	120
Cypress Greens	Lakeland, FL	178	100%	244	—	—	80
Savanna Club	Port St Lucie, FL	859	100%	284	—	—	208
Woodlands	Groveland, FL	144	99%	256	—	—	148
	Subtotal—Florida	5,424				1,056	981
Blue Star	Apache Junction AZ	22	73%	321	129	—	—
Brentwood West	Mesa, AZ	350	92%	428	—	—	—
Casa Encanta	Mesa, AZ	—	0%	—	—	206	—
Desert Harbor	Apache Junction AZ	160	98%	361	—	—	46
Fiesta Village	Mesa, AZ	172	76%	367	—	—	—
La Casa Blanca	Apache Junction AZ	198	94%	371	—	—	—
Lost Dutchman	Apache Junction AZ	183	89%	311	—	—	59
Rancho Mirage	Apache Junction AZ	312	91%	405	—	—	—
Sun Valley	Apache Junction AZ	268	93%	330	—	—	—
	Subtotal—Arizona	1,665				206	105
Mullica Woods	Egg Harbor City, NJ	90	100%	481	—	—	—

Total Communities	29	7,179	95%	$353	129	1,262	1,086

(1)	We define operational home sites as those sites within our portfolio that have been leased to a tenant during our ownership of the community. Since our portfolio contains a large inventory of developed home sites that have not been occupied during our ownership, we have expressed occupancy as the number of occupied sites as a percentage of operational home sites. We believe this measure most accurately describes the performance of an individual property relative to prior periods and other properties without our portfolio. The occupancy of all developed sites was 81.8% across the entire portfolio. Including sites not yet developed, occupancy was at 71.7% at September 30, 2005.

Portfolio Summary

	Operational Home sites		Developed Home sites	Undeveloped Home sites	RV Sites	Total
As of December 31, 2004	6,931		1,101	960	129	9,121
Properties developed	—		241	(241)	—	—
New lots purchased	—		2	533	—	535
Lots sold	—		—	—	—	—
New leases originated	248		(248)	—	—	—
Adjust for site plan changes	—		(10)	10	—	—

As of September 30, 2005	7,179	(1)	1,086	1,262	129	9,656

(1)	As of September 30, 2005, 6,834 of these operational home sites were occupied.

Occupancy Roll Forward

	Occupied Home sites	Operational Home sites	Occupancy
As of December 31, 2004	6,617	6,931	95.5%
New home sales	299	248
Used home sales	10	—
Used homes acquired	(43)	—
Homes constructed by others	7	—
Homes removed from previously leased sites	(56)	—

As of September 30, 2005	6,834	7,179	95.2%

AMERICAN LAND LEASE, INC. AND SUBSIDIARIES

RETURN ON INVESTMENT FROM HOME SALES

(unaudited)

		Three Months Ended September 30, 2005	Three Months Ended September 30, 2004
Expansion sites leased during the period		92	74

Estimated first year annualized profit on leases originated during the period	A	$369	$295

Costs, including development costs of sites leased		$4,607	$3,708
Home sales income (loss) attributable to sites leased		1,564	416

Total costs incurred to originate ground leases	B	$3,037	$3,292

Estimated first year returns from the leases originated on expansion home sites during the period	A/B	12.1%	9.0%

For the three months ended September 30, 2005 and 2004, we estimate our profit or loss attributable to the sale of homes situated on expansion home sites as follows (in thousands):

	Three Months Ended September 30, 2005	Three Months Ended September 30, 2004
Reported income from sales operations	$1,612	$467
Used home sales and brokerage business income	(48)	(51)

Adjusted income for projection analysis	$1,564	$416

The reconciliation of our estimated first year return on investment in expansion home sites to our return on investment in operational home sites for the year ended December 31, 2004 in accordance with GAAP is shown below (in thousands):

		Total Portfolio for Year Ended December 31, 2004
Property income before depreciation [1]	A	$17,811
Total investment in operating home sites [1]	B	$220,918
Return on investment from earning home sites[1]	A/B	8.1%

AMERICAN LAND LEASE INC. AND SUBSIDIARIES

KEY HOME SALES STATISTICS

	June 30, 2004	September 30, 2004	December 31, 2004	March 31, 2005	June 30, 2005	September 30, 2005	Qtr over Qtr Increase/ Decrease	Qtr over Qtr % Change
New home contracts	144	81	65	91	145	145	—	—%
New home closings	103	77	121	77	110	115	5	4.6%
Home resales	5	3	3	2	5	4	-1	-20.0%
Brokered home sales	83	48	55	61	90	45	-45	-50.0%
New home contract backlog	189	175	88	105	139	157	18	13.0%
Average Selling Price	$92,000	$108,000	$105,000	$112,000	$109,000	$117,000	$8,000	7.3%
Average Gross Margin Percentage	33.7%	33.1%	33.1%	31.8%	30.3%	30.1%